FUND AGREEMENT

This Agreement dated as of the 23 day of July, 2009 is made by and among Nationwide Financial Services, Inc., on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide”), and Janus Distributors LLC (the “Distributor”) and Janus Services LLC (“Janus Services”), each a Delaware limited liability company and (collectively the “Company”). This Agreement is made with respect to the series and classes of shares (the “Shares”) of any open-end investment company as set forth  on Exhibit B, as amended from time to time, (each a “Fund” and collectively, the “Funds”).

RECITALS

WHEREAS, the Funds are or will be registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), are or will be registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offered to the public through prospectuses (each, a “Prospectus”) and statements of additional information (each, an “SAI”); and

WHEREAS, in connection with the reorganization of Janus funds scheduled to occur on or about July 6, 2009 (the “Reorganization”), the funds and the respective share classes of Janus Adviser Series will merge into Janus Investment Fund and shall be subsequently known as funds and share classes of Janus Investment Fund; and

WHEREAS, Nationwide agrees to provide distribution assistance pertaining to the Funds and administrative and/or record keeping services (listed on Exhibit C) to various retirement plans which meet the definition of retirement plans under Sections 401, 403 and 457 of the Internal Revenue Code (the “Code”) as well as other employer-sponsored retirement or investment plans (collectively, “Plans”) and Nationwide further provides operational support in connection with the offering and maintenance of the Plans; and

WHEREAS, Nationwide and the Company may mutually desire the inclusions of the Funds as investment options in group annuity contracts issued through separate accounts (collectively, “Separate Accounts”), including the current and any future Separate Accounts offered by Nationwide as funding vehicles to Plans; and/or

WHEREAS, Nationwide and the Company may mutually desire the inclusion of the Funds as investment options in Trust/Custodial Accounts offered by Nationwide as funding vehicles to the Plans; and

WHEREAS, the Plans allow for the allocation of net amounts received by Nationwide to the Funds for investment in Shares of the Funds, as well as withdrawal from the Funds; and

WHEREAS, the selection of investment options with respect to any Fund is made by the Plan, the Plan’s selected fiduciary or the Plan participants and such Plan, Plan’s selected fiduciary or Plan participants may reallocate their investments among the investment options in accordance with the terms of the Plan; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Funds have adopted a Distribution and Shareholder Servicing Plan (the "12b-1 Plan") for certain classes of Shares which, among other things, authorizes the Distributor to compensate financial intermediaries such as Nationwide out of each Fund's average daily net assets attributable to such Shares; and

WHEREAS, certain of the Funds pay Janus Services an administration fee for providing or procuring recordkeeping, sub accounting and other administrative services to investors in Shares of certain classes, and Janus Services may compensate intermediaries such as Nationwide for providing these services for Plan participants who purchase such Shares; and

WHEREAS, Janus Services and Nationwide are members in good standing of the National Securities Clearing Corporation (the “NSCC”) and have access to the NSCC’s Defined Contribution Clearance and Settlement system (“DCC&S”) and/or Fund/SERV system (“Fund/SERV”) (collectively, the “NSCC Systems”); and

WHEREAS, Janus Services and Nationwide agree to follow any written guidelines or standards relating to the order processing of the Shares as may be provided in the provisions outlined in Exhibit D.

AGREEMENT

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds are or will be available as investment options in the Plans offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law.

Nationwide Financial Services, Inc. represents it or one or more of its subsidiaries is registered as a broker and dealer pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of Financial Industry Regulatory Authority, Inc. (“FINRA”), and is qualified to conduct business under the laws of any applicable state in which the Shares may be sold and any applicable state securities laws or is not required to be so registered in order to enter into and perform the services set forth in this Agreement

Nationwide represents that its subsidiaries have been duly organized and are in good standing under applicable state law and with applicable regulatory bodies.

Nationwide represents that its life insurance company subsidiaries have validly established all Separate Accounts under applicable state law. Nationwide represents that the Separate Accounts are either properly registered under federal law or are otherwise exempt from registration under the Investment Company Act of 1940 (the “1940 Act”) pursuant to Section 3(c)(11) and the group annuity contracts are exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933 (the “1933 Act”), except for the Nationwide Variable Account which Nationwide represents is registered as a unit investment trust in accordance with the 1940 Act.

Nationwide represents that it will seek to have the group annuity contracts approved by state insurance authorities in jurisdictions where those contracts will be offered.

Nationwide represents that the group annuity contracts are designed to be treated as annuity contracts under the appropriate provisions of the Code.  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such group annuity contracts have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws or regulations.

Nationwide represents that the performance of the duties and obligations and provision of services by it as described in this Agreement and to the best of its knowledge the receipt of the properly paid fee provided in this Agreement will not violate federal or state banking law, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), federal or state securities laws, or any other applicable law.

Nationwide represents that to the extent Nationwide receives Administrative Fees pursuant to this Agreement, such fees paid under this Agreement are for shareholder services, administration services and/or other related services and are not for distribution services or the services of any underwriter or a principal underwriter of any Fund within the meaning of the Securities Act and the 1940 Act.

Nationwide represents it will disclose the fee arrangement under this Agreement to a Plan fiduciary unrelated to it prior to its receipt of fees hereunder.

Nationwide represents that each transaction shall be for the accounts of Plans or Plan participants and not for its own account(s).

Nationwide represents that any information it provides to Plans or Plan participants concerning the Funds will be based on information contained in the then-current Prospectus or SAI for the Funds, or on promotion materials or sales literature that the Distributor furnishes to the public.

Nationwide represents it will distribute Fund Prospectuses, SAIs, proxy materials and other shareholder communications to Plan participants in accordance with applicable regulatory requirements, except to the extent the Distributor expressly undertakes in writing to do so.

Nationwide represents it will not effect any transactions (including, without limitation, any purchases, exchanges and redemptions) in any Fund Shares, registered in the name of, or beneficially owned by, any Plan participant, unless to Nationwide’s knowledge, such Plan or Plan participant has granted to Nationwide full right, power and authority to effect such transactions on such Plan participant’s behalf.

Nationwide represents it will obtain from each Plan participant for whom it acts as agent for the purchase of Fund Shares any taxpayer identification number certification, and such other information as may be required from time to time under the Code.

Nationwide represents it is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56 (“Patriot Act”).

Nationwide represents it is a “financial intermediary” as defined by SEC Rule 22c-2 of the 1940 Act and the parties hereby agree to expressly incorporate the provisions set forth in that certain Rule 22c-2 Agreement dated April 16, 2007 between the parties and as may be amended from time to time.

REPRESENTATIONS BY THE COMPANY

The Distributor and Janus Services each represent that it is duly organized and validly existing under applicable state law.  The Company represents that the Shares are duly authorized for issuance in accordance with applicable law, that the Funds are registered as open-end management investment companies under the 1940 Act, and the Funds will maintain their registration as an investment company under the 1940 Act.

The Company shall take all such actions as are necessary to permit the sale of Shares to the Plans, including the registration of Shares sold under the terms of this Agreement, as required, under the 1933 Act.  The Company represents that the Funds will amend the registration statement for their Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of their Shares.

The Company represents that all Shares of the Funds identified in Exhibit B to this Agreement are registered for sale in all states where applicable and will promptly notify Nationwide if any Shares are no longer registered for sale in a state in which they had previously been registered.

The Company represents that each series of each Fund is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification.  The Company shall promptly notify Nationwide upon having a reasonable basis for believing that a series of a Fund has ceased to so qualify, or that it may not qualify as such in the future.

The Distributor of the Funds represents that it (i) is registered as a broker-dealer pursuant to the 1934 Act and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of FINRA, (iii) serves as the distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

TRADING & ORDER PROCESSING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund Shares prior to the close of regular trading each Business Day.   Nationwide will not act in a principal capacity or as a principal underwriter to the Funds as defined in the 1940 Act.

Orders will generally be processed pursuant to Exhibit D of this Agreement.  Janus Services will accept trades not submitted via the NSCC Systems in accordance with the Manual Processing Procedures in Exhibit D.

Payment for net purchases and redemptions will be wired pursuant to the NSCC Agreement, or pursuant to the settlement requirements outlined in Exhibit D for trades not submitted via the NSCC Systems.  In the event of extraordinary market conditions, as determined by the Company applying reasonable industry standards or as determined by the SEC, affecting any such redemption, however, Janus Services will effect the redemption as soon as practicable, but in any event the redemption will occur within seven (7) Business Days, or longer to the extent permitted under Section 22(e) of the 1940 Act.

Janus Services will provide to Nationwide closing net asset values (“NAVs”), dividends, and capital gains information at the close of trading each Business Day.  Dividends and capital gains distributions shall be reinvested in accordance with the terms of the Prospectus.

A "Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its NAV as set forth in the Fund’s most recent Prospectus and SAI.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf.  Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided in the provisions outlined in Exhibit D, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

While it is the expectation of the parties that Nationwide will submit trade orders at omnibus-level accounts, Janus Services will accept Plan-level accounts provided that all trades are processed through the NSCC Systems.  Nationwide’s failure to use the NSCC Systems for all processing for and maintenance of Plan-level accounts may result in Janus Services permitting only omnibus accounts in Nationwide's name.

Nationwide and Distributor mutually agree to waive all Fund level contingent deferred sales charges for retirement plans, in accordance with the terms of the Prospectus.

All orders accepted by Nationwide shall be subject to the terms of the then-current Prospectus of each Fund, including policies regarding minimum initial investments and redemption fees.  Nationwide shall use its best efforts, and shall reasonably cooperate with Janus Services to assist Janus Services in enforcing the stated Prospectus policies regarding transactions in Shares, particularly those related to market timing.  Nationwide acknowledges that orders accepted by it in violation of the Fund’s stated policies may be subsequently revoked or cancelled by Janus Services and that Janus Services shall not be responsible for any losses incurred by any Plan or Plan Participant as a result of such cancellation.  Janus Services or its agent shall notify Nationwide of any such cancellation prior to 12:00 p.m. Eastern Time on the next Business Day.  Notwithstanding the above, the Company acknowledges that Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices.  Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  Further, Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund Shares hereunder which may differ from the criteria set forth in the Fund’s Prospectus and SAI.

Nationwide acknowledges that Janus Services has the right to refuse any purchase order for any reason, particularly if the Funds determines that a Fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

All orders for Shares are subject to acceptance or rejection by the Funds in its sole discretion and the Funds may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of such Shares to Nationwide for the account of any Plan or Plan Participant.

With respect to NAV information, Janus Services shall make the determination as to whether an error in the NAV has occurred and is a material error, as defined in current SEC guidelines, and Janus Services shall control its correction of such error in accordance with SEC guidelines and its own internal policies.  In no event shall delays in providing prices due to conditions beyond the control of Janus Services or the Funds, such as acts of God, fires, electrical or phone outages, be considered pricing errors and neither Janus Services nor the Funds shall be required to reimburse for such delays.  Janus Services shall use the same standards with respect to share prices for Nationwide as for all other shareholders in the Funds.

COMPENSATION

In accordance with each Fund’s Prospectus and/or SAI, Distributor or any affiliate of the Distributor may, but is not obligated to, make payments to Nationwide from Distributor’s or such affiliate’s own resources as compensation for certain sales that are made at NAV.

Nationwide shall be entitled to receive an on-going 12b-1 fee and Administration Fee for shares held by the Separate Accounts and Trust/Custodial Accounts, each in an amount calculated and paid as set forth in Exhibit B.  The Distributor’s obligation to pay such 12b-1 fee is limited solely to the proceeds of the 12b-1 fees received from the Funds.

Distributor will calculate the 12b-1 fees payable pursuant to Exhibit B of this Agreement at the end of each month and will make such payment to Nationwide.  Distributor will make such payment as soon as practicable, but no later than 30 days after the end of each month.

Janus Services will calculate the Administration Fees payable pursuant to Exhibit B of this Agreement, at the end of each month and will make such payment to Nationwide.  Janus Services will make such payment as soon as practicable, but no later than 30 days after the end of each month.

Each payment will be accompanied by a statement showing the calculation of the amounts payable by the Company and such other supporting data as may be reasonably requested by Nationwide.  Payments to Nationwide for periods 180 days or more prior to the current month shall be at the Company’s discretion if errors are not a result of the Company’s acts or omissions.  The Company will pay fees on periods over 180 days or more if errors are the result of the Company’s acts or omissions. The fees due under this Agreement shall not apply to Fund Shares held by any Plan or Plan Participant prior to the date of this Agreement.

If Nationwide utilizes a third party who has an agreement with Janus Services and/or Distributor to provide some or all of the services set forth in this Agreement and Nationwide wishes Janus Services and/or Distributor to directly pay such third party for such services, the total payment due to Nationwide or the third party from Janus Services and/or Distributor for such services provided by such third party on behalf of Nationwide shall not exceed the fees set forth pursuant to this Agreement.  Nationwide acknowledges that when placing trades through third parties with which Janus Services and/or Distributor has agreements to provide some or all of the services set forth in this Agreement, Janus Services and/or Distributor will process reimbursements based solely on the information provided by such third parties at the time of account set-up.  If such third parties fail to designate Nationwide as the recipient of reimbursement amounts, Janus Services and/or Distributor shall pay such third parties directly and shall not be responsible for payment of disputed balances to Nationwide.  In no event shall Janus Services and/or Distributor make partial payments of fees to both Nationwide and any such third party.

RULE 12b-1 PLANS

The provisions of any Rule 12b-1 Plan and distribution agreement between the Funds and the Distributor shall control over this Agreement as it relates to the 12b-1 fees paid under this Agreement in the event of any inconsistency.  Any Rule 12b-1 Plan in effect on the date of this Agreement is described in the relevant Fund’s Prospectus and/or SAI.  Nationwide hereby acknowledges that all payments under any Rule 12b-1 Plan are subject to limitations contained in such Rule 12b-1 Plan and distribution agreement and may be varied or discontinued at any time.

This Agreement may be terminated, but only as it relates to the 12b-1 fees payable under this Agreement:

(a)
Automatically with respect to the 12b-1 fees paid by a Fund to Nationwide pursuant to a 12b-1 Plan in the event of the assignment (as such term is defined in the 1940 Act) of the Agreement with respect to such Fund.  For purposes of this provision, in the event there is an assignment as a result of a change in actual control or management of Nationwide due to a change in ownership of Nationwide or a transfer of its assets to another person, and such new owner or such transferee (or an affiliate thereof) has entered into an Agreement with the Distributor and Janus Services, the latter’s Agreement shall apply to the parties after the effective date of such change; or

(b)
With respect to any Fund as to which Nationwide is receiving fees pursuant to a Rule 12b-1 Plan, at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such Plan, or by a vote of a majority of the Shares of such Fund on sixty (60) days’ written notice.

VOTING

For so long as and to the extent that pass-through voting privileges exist for the Separate Accounts, Nationwide shall distribute all proxy material furnished by the Company, or its designated agent.  The Company shall use its best efforts to deliver proxy materials to Nationwide as far in advance as possible prior to the date scheduled for mailing to the Plan, the Plan’s selected fiduciary or its authorized representative.   In any event, Nationwide requires 10 Business Days from the mailing date to distribute the proxy material furnished by the Company, or if Nationwide receives the proxy materials from the Company after the mailing date, then Nationwide requires 10 Business Days from the date Nationwide receives the proxy materials to distribute the proxy materials. Nationwide shall vote Fund Shares in accordance with instructions received from the Plan, the Plan’s selected fiduciary or its authorized representative on behalf of participants who have interests in such Fund Shares. Nationwide shall vote the Fund Shares for which no instructions have been received in the same proportion as Fund Shares for which said instructions have been received from the Plan, the Plan’s selected fiduciary or authorized representative, provided that such proportional voting is not prohibited by a Plan’s trust or qualified retirement plan document, if applicable.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund Shares.

To the extent that pass-through voting is not required, Nationwide shall distribute all proxy material furnished by the Company for Shares of Funds held in Trust/Custodial Accounts to the Plan, the Plan’s selected fiduciary or its authorized representative for voting instructions.  The Company shall use its best efforts to deliver proxy materials to Nationwide as far in advance as possible prior to the date scheduled for mailing to the Plan, the Plan’s selected fiduciary or its authorized representative.  In any event, Nationwide requires 10 Business Days from the mailing date to distribute the proxy materials furnished by the Company, or if Nationwide receives the proxy materials from the Company after the mailing date, then Nationwide requires 10 Business Days from the date Nationwide receives the proxy materials to distribute the proxy materials.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

To the extent Nationwide collects and retains information on the participant level, Nationwide agrees to provide the Company, upon written request, any reports indicating the number of Plan participants having interests in Fund Shares offered in the Plans and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding Share balance.  In the event electronic access cannot be provided, the Company shall provide Nationwide or its designee with a hard copy monthly statement of accounts confirming all transactions made during that month along with the outstanding Share balance.

The Company shall promptly provide Nationwide upon request with a reasonable quantity (in light of the number of existing Plans or Plan participants) of the Funds’ Prospectuses, SAIs and any supplements thereto, and other Fund issued documents as applicable for delivery by Nationwide to its clients in accordance with applicable law.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide.  Likewise, all expenses incident to the performance by the Company and/or the Funds under this Agreement shall be paid by the Company and/or the Funds.

Nationwide is responsible for the expenses and the costs of having the group annuity contracts approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ Shares, the preparation of the Funds’ Prospectuses, SAIs, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide, at its expense, is responsible for distributing Fund Prospectuses and other Fund issued documents as applicable to its existing Plans or such Plans’ authorized representatives.  The Company will pay the lesser of:

The cost to print individual Fund prospectuses and other Fund issued documents as applicable; or

(a)	The Company's portion of the total printing costs if Nationwide does not use individual prospectuses and other Fund issued documents as applicable, but reprints such documents in another format; or

(b)
The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and other Fund issued documents as applicable, but reproduces such documents in another allowable and appropriate medium (i.e., CD ROM or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

PRIVACY AND CONFIDENTIAL INFORMATION

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties.  Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Notwithstanding the above, the Company acknowledges that Nationwide may choose to disclose the fees it receives pursuant to this Agreement as Nationwide deems appropriate.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all  reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its Systems or the information found therein. Each party will periodically test its Systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its Systems that it detects or becomes aware of.  Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.  Each party maintains the reasonable right to audit its data in the other party’s systems environment.

Each party agrees to use reasonable safeguards and security procedures and take reasonable precautions to protect the confidentiality and security of the Confidential Information including at least the same degree of care in safeguarding the Confidential Information as it uses to safeguard its own proprietary and confidential information.  Each party shall take full responsibility for Access Codes (as defined below) provided to it by another party. Each party shall immediately notify the other in the event of any loss, theft or unauthorized disclosure or use of any Access Codes or if it has reason to believe that its access to its applications and networks is no longer secure for any reason. “Access Codes” means the codes (including, without limitation, account codes, passwords, user identifications or such other means) to control or permit access provided by a party to perform the services under this Agreement.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the Patriot Act as applicable and effective.  Further, the Company agrees that it will comply with the Patriot Act as applicable and effective.

INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company and its affiliates, officers, directors, trustees, employees, agents, shareholders, affiliated persons, subsidiaries and each person, if any, who controls the Company within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any losses, claims, expenses, damages, liabilities (including without limitation, amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal, experts’ fees, and other expenses)  (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement.  Nationwide will reimburse any reasonable legal, experts’ fees or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or misconduct of the Company in performing its obligations under this Agreement.

The Company agrees to indemnify and hold harmless Nationwide and its affiliates, officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company of a material provision of this Agreement.  The Company will reimburse any reasonable legal, experts’ fees or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section.  In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of New York.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate as to the availability of Shares of a Fund (if specified) or all the Funds:

(a)	at the option of Nationwide or the Company upon at least 60 days advance written notice to the other;

(b)
at any time upon the Company's election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners.  Reasonable advance notice of election to liquidate shall be furnished by the Company to Nationwide to permit the substitution of Fund Shares with the Shares of another investment company pursuant to applicable securities regulations;

(c)
at the option of Nationwide, if Fund Shares are not reasonably available to meet the requirements of the Separate Accounts and/or the Trust/Custodial Accounts as determined by Nationwide.  Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;

(d)
upon a decision by Nationwide, in accordance with applicable securities regulations, or a Plan, to substitute such Fund Shares with the Shares of another investment company for the Separate Accounts and/or Trust/Custodial Accounts for which the Fund Shares have been selected to serve as the underlying investment medium.  Nationwide shall give at least 60 days written notice to the Fund and the Company of any proposal to substitute Fund Shares;

(e)	if the applicable Separate Accounts are not treated as annuity contracts by applicable regulatory entities or under applicable rules and regulations;

(f)	if the Separate Accounts are not deemed “segregated asset accounts” by the applicable regulatory entities or under applicable rules and regulations;

(g)
at the option of Nationwide or the Company, upon institution of relevant formal proceedings against Nationwide or the Company or the Funds by FINRA, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(h)	upon assignment of this Agreement unless such assignment is made with the written consent of each party and in accordance with applicable law;

(i)
in the event Fund Shares are not registered, issued or sold pursuant to federal law and state securities laws, or such laws preclude the use of Fund Shares as an underlying investment medium in the Plans.  Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur; or

(j)
Any party may terminate the Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

Upon termination of this Agreement for any reason, purchases of Fund Shares pursuant to this Agreement can no longer be permitted through Nationwide; however for so long as Nationwide continues to hold Shares of a Fund for the benefit of its Plans or Plan Participants and provides the services described in Exhibit C, pursuant to the terms of this Agreement, Fund Shares may continue to be held and redeemed through Nationwide pursuant to the terms of this Agreement, Nationwide shall continue to serve as an agent of the Company for the limited purpose of accepting such redemption orders, and Nationwide shall continue to receive Administration Fees from the Company on existing account balances in accordance with Exhibit B of this Agreement, for a period of one (1) year from the date of termination, unless it is determined by any federal or state authority that compensation to be paid under this Agreement is in violation or inconsistent with any federal or state law, in which case, the Company shall immediately stop making payments pursuant to this Agreement.

APPROVAL OF INFORMATION MATERIALS

No person is authorized to make any representations concerning the Funds, the Shares, or Distributor except those representations contained in the then-current Prospectuses and SAIs for the Shares and in such printed information as Distributor or the Funds may subsequently prepare.  Nationwide shall send all marketing materials in which the Funds are named to Distributor and allow the Distributor a reasonable period of time, but no less than 15 business days for review of such material prior to use and prior to submission of such material to any applicable regulatory entity.  The Distributor must either provide comments within a reasonable period of time or affirmatively decline to provide comments.  Failure to provide comments or affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such material so long as receipt by the Distributor has been confirmed/acknowledged.  In the event that there are no material changes thereto, Nationwide shall not be required to furnish draft copies of the material to the Distributor that is substantially similar to material that has been previously accepted by the Distributor; provided that Nationwide shall be solely responsible for errors in such materials that it prepares for which it does not obtain the prior review and approval of the Distributor.  No such materials shall be used if Distributor reasonably objects to such use.

If Nationwide elects to include any materials provided by Distributor, specifically Prospectuses, SAIs, shareholder reports or proxy materials, on its website or in any other computer or electronic format, Nationwide assumes sole responsibility for maintaining such materials in the form provided by Distributor and for promptly replacing such materials with all updates provided by Distributor.

No person is authorized to make any representations concerning Nationwide except those representations contained in current publicly available materials or other materials produced by Nationwide.  Company shall send all marketing materials in which the Separate Accounts or Trust/Custodial Accounts are named to Nationwide and allow Nationwide a reasonable period of time, but no less than 15 days, for review of such material prior to use and prior to submission of such material to any applicable regulatory entity.  Nationwide must either provide comments within a reasonable period of time or affirmatively decline to provide comments.  Failure to provide comments or affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such material so long as receipt by Nationwide has been confirmed/acknowledged.  In the event that there are no material changes thereto, Company shall not be required to furnish draft copies of the material to Nationwide that is substantially similar to material that has been previously accepted by Nationwide; provided that Company shall be solely responsible for errors in such materials that it prepares for which it does not obtain the prior review and approval of Company.  No such materials shall be used if Nationwide reasonably objects to such use.

MAINTENANCE OF RECORDS

Nationwide shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein.  Upon the reasonable request of Distributor or the Funds, Nationwide shall provide Distributor, the Funds or the representative of either, copies of all such records.

Nationwide shall maintain and transmit to Distributor information on sales, redemptions and exchanges of Shares of each Fund by state or jurisdiction of residence of individual Plan participants and any other information requested by Distributor to enable Distributor or its affiliates to properly register or report the sale of the Shares under the securities, licensing or qualification laws of the various states and jurisdictions.  Such information shall be provided in a form mutually agreeable to Distributor and Nationwide.

OPERATIONS OF THE FUNDS

Nothing in this Agreement shall in any way limit the authority of the Funds or Distributor to take such lawful action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares.  The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Trust’s Board of Trustees from taking any actions deemed necessary by such Trustees in furtherance of their fiduciary duties to the Funds and its shareholders, which, among other things, may include the refusal to sell Shares of any Fund to any person, or to suspend or terminate the offering of the Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees' fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

LATE TRADING

Nationwide certifies that it is, and at all times during the term of this Agreement shall be, following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis.  As evidence of its compliance, Nationwide shall at its own election provide one of the following upon Company’s request, provided such election adequately addresses the concerns of the Company:

(a)            permit Janus Services, Distributor or their agents to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement;

(b)           provide Janus Services or Distributor with the results of a Statement on Auditing Standards No. 70 (SAS 70) review or similar report of independent auditors as soon as practicable following execution of this Agreement; or

(c)           provide annual certification to Janus Services or Distributor that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

NOTICE

Each notice required by this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

If to Nationwide:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 2-02-18
Columbus, Ohio 43215
Attention: AVP, NIA Operations and Third Party Relations

If to Distributor:                                                                           If to Janus Services:

Janus Distributors LLC                                                                           Janus Services LLC
151 Detroit Street                                                                           151 Detroit Street
Denver, Colorado 80206                                                                           Denver, Colorado 80206
Attn:  General Counsel                                                                           Attn:  General Counsel

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties or as expressly contemplated by this Agreement or in contravention of any applicable law.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.  Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options provided that Nationwide accepts full responsibility when it does not obtain prior review and approval by Distributor to use such list.

PROPRIETARY RIGHTS

Janus International Holding LLC ("Janus Holding") or its affiliate is the sole owner of the name and mark "Janus."  All references contained in this Agreement to "the name or mark ‘Janus’" shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website.  Neither Nationwide, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark "Janus" or make representations regarding the Funds, Distributor, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Funds, Distributor, Janus Holding or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Funds.  Nationwide will make no use of the name or mark "Janus" except as expressly provided in this Agreement or expressly authorized by Janus Holding in writing.  All goodwill associated with the name and mark "Janus" shall inure to the benefit of Janus Holding or its affiliate.  Upon termination of this Agreement for any reason, Nationwide shall immediately cease any and all use of any Janus mark(s).

SURVIVABILITY

Sections “Representations,” “Privacy and Confidentiality Information,” “Security,”  “Indemnification,” “Trademarks” and “Proprietary Rights” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Separate Accounts and/or Trust/Custodial Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Separate Accounts and/or Trust/Custodial Accounts remain so invested except as provided in the Section entitled “Termination.”

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits except for Exhibit A, executed by all parties to the Agreement.

TERMINATION OF PRIOR AGREEMENTS

As of the effective date of this Agreement, the terms and provisions of this Agreement supersede any and all prior agreements made by and between the parties relevant to the subject of this Agreement, including each of the original agreements listed on Exhibit E, and any subsequent amendments thereto.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

_________________________________
By:           Steven D. Pierce
Title:            AVP, NIA Operations and Third Party Relations

JANUS DISTRIBUTORS LLC

_________________________________
By:  Robert A. Watson
Title:  Senior Vice President

JANUS SERVICES LLC

_________________________________
By:  Robert A. Watson
Title:  Senior Vice President

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Trust Company, FSB, a division of Nationwide Bank
Nationwide Investment Services Corporation
Nationwide Retirement Solutions, Inc.
Nationwide Retirement Solutions of Alabama, Inc.
Nationwide Retirement Solutions of Arizona, Inc.
Nationwide Retirement Solutions of Arkansas, Inc.
Nationwide Retirement Solutions of Montana, Inc.
Nationwide Retirement Solutions of Nevada, Inc.
Nationwide Retirement Solutions of New Mexico, Inc.
Nationwide Retirement Solutions of Ohio, Inc.
Nationwide Retirement Solutions of Oklahoma, Inc.
Nationwide Retirement Solutions of South Dakota, Inc.
Nationwide Retirement Solutions of Texas, Inc.
Nationwide Retirement Solutions of Wyoming, Inc.
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America
Nationwide Investment Advisors, LLC

Future Subsidiaries

Any other existing or future direct or indirect subsidiaries of Nationwide Financial  Services, Inc. issuing Separate Accounts, offering Trust/Custodial Accounts, or performing duties or obligations hereunder on behalf of Nationwide may be added to the Agreement provided that:

1)	Such subsidiary is duly formed, validly existing and has all necessary licenses; and

2)
Nationwide provides 60 days written notice to Janus Distributors LLC and Janus Services LLC prior to the addition of such Nationwide subsidiary, and neither Janus Distributors LLC nor Janus Services LLC objects to the addition of such Nationwide subsidiary.  Any objections must be provided to Nationwide in writing within 15 Business Days after the date of the notice.

EXHIBIT B

Funds and Fees

With respect to the Compensation section of the Agreement, Nationwide is receiving the following compensation and/or fees with respect to series and/or classes of Janus Investment Fund (“JIF”) 1  and Janus Adviser Series (“JAD”) 2, or their successors.

12b-1 Fee Factor per Annum paid by the Distributor
Share Class	Fee Factor per Annum	Footnotes
Class A (load-waived)	____%
Class C	____%
Class I	____%
Class R	____%	(3)
Class S	____%
Administration Fee Factor per Annum paid by Janus Services
Share Class	Fee Factor per Annum	Footnotes
Class I	____%
Class R	____%	(3)
Class S	____%
Janus Investment Fund	____%

1 Subsequent to the Reorganization, the initial Class of JIF Shares shall be redesignated as Class J Shares, and the equivalent Share Class of Funds newly available in JIF after the Reorganization shall be designated as Class T Shares.

2 In connection with the Reorganization, the funds and the respective share classes of JAD will merge into JIF and shall be subsequently known as funds and share classes of JIF.
3 Class R Shares are not available for all Funds.

The Company recognizes that Nationwide incurs certain expenses relating to offering Funds through Nationwide Trust Company, FSB, (a division of Nationwide Bank).  If the Company has Funds participating through Nationwide Trust Company, FSB, the Company agrees to pay a one-time set up fee of $_____ per Fund not already on its platforms as of the date of this Agreement.  This fee does not apply to Funds participating in the Separate Accounts or the Trust/Custodial Accounts not offered through Nationwide Trust Company, FSB.  This fee shall not apply to any Funds or share classes added solely in connection with the Reorganization of the Funds and or share classes.  Nationwide will invoice the Company for this fee.

Calculation of Average Assets for 12b-1 and Administrative Fees

The average aggregate amount invested each month in the Shares of each Fund by Customers is multiplied by a pro-rata fee factor.  The pro rata fee factor is calculated by:  (a) dividing the per annum factor set forth above for the Shares of each Fund by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month.  The average aggregate amount invested over a one-month period shall be computed by totaling the aggregate investment by Customers who receive services hereunder from Nationwide (Share NAV multiplied by total number of Shares held) on each calendar day during the month and dividing by the total number of calendar days during such month.  Distributor or Janus Services will calculate the fees payable pursuant to this Exhibit B at the end of each month, unless specified otherwise in this Exhibit B, and will make such payment to Nationwide.

EXHIBIT C

Services

Services Provided by Nationwide

Pursuant to the Agreement, Nationwide, at Nationwide’s expense, may perform administrative and shareholder services (“Services”) with respect to the Plans, including but not limited to, the following:

1.
Unless provided by a third-party, maintaining records for each Plan participant, which shall reflect the Fund Shares purchased and redeemed, including the date and price for all transactions, and Fund share balances of such participants and the Plan.  Nationwide will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of Nationwide (or its designee) as record owner of Shares owned by Plan participants.

2.
Disbursing or crediting to Plans and Plan participants, and maintaining records of, all proceeds of redemptions of Shares of the Funds and all dividends and other distributions not reinvested in Shares of the Funds.

3.
Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of Shares owned by Plans and Plan participants as of the statement closing date, purchases and redemptions of Fund Shares by the participants during the period covered by the statement and the dividends and other distributions paid to Plans and Plan participants during the statement period (whether paid in cash or reinvested in Fund Shares), and such other information as may be required, from time to time, by a Plan.

4.
 Unless provided by a third-party, providing facilities to answer questions from Plan participants about the Funds; receiving and answering correspondence; assisting Plan participants in maintaining their accounts; and any other activities as the Distributor may reasonably request to the extent permitted under applicable laws, or regulation or FINRA Rules of Conduct.

5.	Providing such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Plan Participants.

6.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan and its Plan participants.

7.
Furnishing to the Distributor, the Funds or its designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

8.	Generating written confirmations and quarterly statements to each Plan participant, through its authorized representative.

9.
Distributing to each Plan and its Plan participants, through its authorized representative, in accordance with and within the time frames required by applicable law and subject to the terms of the Funds’ Prospectus for the Shares, Funds’ Prospectuses, SAIs, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

10.	Receiving, aggregating, and transmitting purchase and redemption orders to the Funds on behalf of the Plans and Plan participants.

11.	Assisting the Distributor in marketing Shares of the Funds to Plans and Plan participants.

EXHIBIT D

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the DCCS Processing Procedures below and the rules and procedures of the SCC Division of the NSCC shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC (SEC Staff), receipt by Nationwide of any instructions from the Plan participant prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each Plan participant whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the Plan participant.  On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.
Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the Plan participant by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Nationwide may receive Instructions from the Plan participant for the purchase or redemption of Shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  All Instructions must be netted and submitted in dollars.  No exchanges will be accepted; sell/buys must be requested.  Instructions in good order received by Nationwide prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 9:00 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date, and dividends, if applicable, shall begin to accrue on T+1, provided that (i) Nationwide received such Instructions prior to the time the NAVs of the Shares of the Funds were calculated on Trade Date, and (ii) Instructions and payments/settlements in connection with such Instructions were received by Janus Services prior to T+1.  If either of these conditions is not met, the orders will be executed at the public offering price next in effect after such orders are received, and dividends, if applicable, will begin to accrue the day after settlement.

2.
By no later than 6:30 p.m. ET on each Trade Date (“Price Communication Time”), the Company will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.
As noted in Paragraph 1 above, by 9:00 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)
It is understood by the parties that all Instructions from the Plan participant shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all Plan participant transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)
In the event that an Instruction transmitted by Nationwide on any Business Day is not received by the Company by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company and such Instruction is received by the Company’s financial control representative no later than 9:00 a.m. ET on T+1.  In addition, Nationwide will use its best efforts to place a phone call to a financial control representative of the Company prior to 12:00 p.m. noon ET on T+1 to advise the Company that a facsimile transmission concerning the Instruction is being sent.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)
By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Company pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instructions provided to the Company on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Company of any discrepancies.

4.
As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer (one combined purchase wire for all purchase orders) by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 4:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)
Nationwide (and its Separate Accounts and/or Trust/Custodial Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)
On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)
Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information.  The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein:  (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Plan participant and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay, and that any loss to the Fund caused by a correction to any order placed by Nationwide that is made subsequent to the trade date for the order, provided such order correction was not based on any negligence on Distributors’ part, the affected party or parties shall be immediately reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.